AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     Amendment No. 2, dated as of July 30, 1999 (this "Amendment"), between United Water Resources Inc., a New Jersey Corporation (the "Company"), and ChaseMellon Shareholder Services, LLC (the "Rights Agent"), as successor to the trust business of First Interstate Bank, Ltd., to the Rights Agreement, dated as of July 12, 1989 (the "Rights Agreement"), between the Company and the Rights Agent.

     WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it in the best interests of the Company and its shareholders, necessary and desirable, and consistent with and for the purpose of fulfilling the objectives of the Company's Board of Directors in authorizing the execution of the Rights Agreement, to amend the Rights Agreement as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     Section 1. Section 2 of the Rights Agreement is hereby amended to read in its entirety as follows:

     "Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable."

     Section 2. Section 7(a) of the Rights Agreement is hereby amended by amending clause (i) thereof to read in its entirety as follows:

          "(i) The Close of Business on April 22, 2006 (the "Final Expiration Date"),."


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     Section 3.  Section  20(c) of the  Rights  Agreement  is hereby  amended by adding the following sentence as the second sentence:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 4. Section 23 of the Rights Agreement is hereby amended by (i) deleting subsection (c) thereof in its entirety, and (ii) amending subsection
(a) thereof to read in its entirety as follows:

          "(a) The Rights may be redeemed by action of the Board of Directors pursuant to subsection (b) of this Section 23 and shall not be redeemed in any other manner."

     Section 5. Section 26 of the Rights Agreement is hereby amended to delete the reference to First Interstate Bank of California and its address on the seventeenth through the twenty-second lines thereof and to insert in lieu thereof the following:

                  ChaseMellon Shareholder Services, LLC
                  85 Challenger Road
                  Ridgefield, New Jersey  07660

     Section 6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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     Section 7. This  Amendment  shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such state.

     Section 8. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterpart shall together constitute but one and the same instrument.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this Amendment to the
Rights Agreement to be duly executed and attested, all as of the date first above written.

                                            UNITED WATER RESOURCES, INC.


                                            By:  /s/  Donald Correll
                                                 Name:  Donald Correll
                                                 Title:  Chief Executive Officer
Attest:

By:/s/  Richard McGlynn
     Title:  Vice President and
                 General Counsel
                                            CHASEMELLON SHAREHOLDER
                                            SERVICES, LLC


                                            By:  /s/  Gary R. Dalessandro
                                                 Name:  Gary R. Dalessandro
                                                 Title:  Vice President
Attest:

By: Marie Sandauer
     Title:  Vice President




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